Exhibit 24.1
COMPASS MINERALS INTERNATIONAL, INC.
ANNUAL REPORT ON FORM 10-K
POWER OF ATTORNEY

Each of the undersigned, being a director of Compass Minerals International, Inc., a Delaware corporation (the “Company”), which anticipates filing with the Securities and Exchange Commission (the “SEC”) pursuant to the provisions of the Securities Exchange Act of 1934, as amended, an Annual Report on Form 10-K (the “Annual Report”) for the fiscal year ended September 30, 2024 (together with any and all subsequent amendments), does hereby constitute and appoint Mary L. Frontczak his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, to execute and file on behalf of the undersigned, in his or her capacity as a director of the Company, the Annual Report and any and all other documents to be filed with the SEC pertaining to the Annual Report with full power and authority to do and perform any and all acts and things whatsoever required or necessary to be done in the premises, as fully as to all intents and purposes as he or she could do if personally present, hereby ratifying, approving and confirming all that said attorney-in-fact, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Executed on this 16th day of December, 2024.

/s/ Richard P. Dealy	/s/ Vance O. Holtzman
Richard P. Dealy	Vance O. Holtzman

/s/ Gareth T. Joyce	/s/ Melissa M. Miller
Gareth T. Joyce	Melissa M. Miller

/s/ Joseph E. Reece	/s/ Shane T. Wagnon
Joseph E. Reece	Shane T. Wagnon

/s/ Lori A. Walker
Lori A. Walker